Exhibit 99.01
Consent of Arthur C. Reichstetter
     I hereby consent to the use of my name as an Independent Director Nominee in the Registration Statement on Form S-1 filed by El Paso Pipeline Partners, L.P. and the related prospectus and any amendments thereto.
Date: November 1, 2007
     /s/ Arthur C. Reichstetter

Arthur C. Reichstetter